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            CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                     FISCAL YEAR
                                       ---------------------------------------
                                        1998    1997    1996    1995    1994
                                       ------- ------- ------- ------- -------
                                        (THOUSANDS OMITTED EXCEPT FOR RATIOS)
Adjusted net earnings:
 Net earnings......................... $ 3,389 $ 2,307 $ 1,517 $   769 $    94
 Income tax provision.................   2,515   1,103     745     106     203
 Interest expense.....................  12,320  13,020  14,406  15,260  15,405
 Estimated interest component of
  rental expense......................   1,705   1,790   2,105   2,263   2,214
 Patronage Dividends..................  10,149  14,464  13,200  11,571  10,837
 Extraordinary item, net of income
  taxes...............................   1,079
 Cumulative effect of accounting
  change..............................                                  (2,500)
                                       ------- ------- ------- ------- -------
  Adjusted net earnings(1)............ $31,157 $32,684 $31,973 $29,969 $26,253
                                       ======= ======= ======= ======= =======
Fixed Charges:
 Gross rental expense................. $16,241 $17,050 $20,539 $21,051 $22,707
 Less, estimated rent component.......  14,536  15,260  18,434  18,788  20,493
                                       ------- ------- ------- ------- -------
 Estimated interest component of
  rental expense(1)...................   1,705   1,790   2,105   2,263   2,214
 Interest incurred....................  12,320  13,020  14,406  15,260  15,405
                                       ------- ------- ------- ------- -------
  Fixed charges(1).................... $14,025 $14,810 $16,511 $17,523 $17,619
                                       ======= ======= ======= ======= =======
Ratio of Earnings to Fixed Charges....    2.22    2.21    1.94    1.71    1.49
                                       ======= ======= ======= ======= =======
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(1) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before patronage dividends, provision (benefit) for income taxes, extraordinary item in 1998 of $1.08 million, and cumulative effect of change in accounting principle in 1994 of $2.5 million, plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor.

                                 EXHIBIT 12.1